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                                                                    EXHIBIT 99.1


[NORTHERN BORDER                                 News       13710 FNB Parkway
PARTNERS, L.P. LOGO]                             Release    Omaha, NE 68154-5200


                                                 For Further Information
                                                 Contact:

                                                 Media Contact:
                                                 Beth Jensen
                                                 (402) 492-3400

                                                 Investor Contact:
                                                 Ellen Konsdorf
                                                 Lisa Couillard
                                                 (877) 208-7318


SALE OF 2.71 MILLION COMMON UNITS OF NORTHERN BORDER PARTNERS, L.P. COMPLETED

FOR IMMEDIATE RELEASE:  Tuesday, July 20, 2004

         OMAHA - Sundance Assets, L.P. has informed Northern Border Partners, L.P. that on July 20, 2004, it completed a sale of all of its 2,710,000 common units of Northern Border Partners, L.P. (NYSE - NBP).

         Northern Border Partners will not receive any proceeds from the sale of these common units. Further, the Sundance sale of these previously issued units will not dilute Northern Border's other existing common unitholders.

         Northern Border Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The Partnership owns and manages natural gas pipelines and is engaged in the gathering and processing of natural gas. More information can be found at http://www.northernborderpartners.com.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Northern Border Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. Any offering of the securities of Northern Border Partners, L.P. would be made only by means of a prospectus. This release shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of the securities of Northern Border Partners, L.P. in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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